Exhibit 99.1

CONTACT: Press Inquiries Scott Larson Public Relations Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Inquiries Terry Adams Investor Relations Sycamore Networks, Inc. 978-250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS PROVIDES UPDATE ON INTERNAL INVESTIGATION INTO STOCK OPTION GRANTS AND ANNOUNCES PRELIMINARY RESULTS FOR THIRD QUARTER FISCAL 2005

CHELMSFORD, Mass., August 1, 2005 – Sycamore Networks, Inc. (NASDAQ: SCMRE) today announced that its previously announced internal investigation into the accounting for certain stock options, which was conducted under the direction of the Audit Committee of its Board of Directors, and the review of resulting accounting implications, if any, is nearing completion. While there can be no assurance as to the final results or timing of the completion of the remaining work, the Company expects that the outcome of the investigation will not result in any material adjustment being required to be made to the Company’s historical revenues, non-stock option related expenses or cash positions.

The Company also announced that it is now able to provide certain preliminary results for the fiscal quarter ended April 30, 2005. The Company reported estimated revenue for the quarter and nine months ended April 30, 2005 of $17.8 million and $47.0 million, respectively, compared to $14.7 million and $30.0 million, respectively, for the quarter and nine months ended April 24, 2004. The Company reported estimated cash, cash equivalents and investments at April 30, 2005 of $948.9 million a decrease of $0.1 million from the prior quarter.

The preliminary financial results announced by the Company may be subject to change pending the completion of the investigation and the determination of the appropriate accounting treatments, if any, in light of the investigation findings, as well as completion of the Company’s Report on Form 10-Q for the period ended April 30, 2005. The Company reported that it is currently unable to estimate when it will be able to file its Form 10-Q for the period ended April 30, 2005, but that it intends to do so as soon as practicable.

The investigation relates to the accounting for certain stock options granted during the period from 1999 to 2001, including whether additional stock compensation expenses should have been recorded in connection with these grants.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMRE) develops and markets optical networking products for telecommunications service providers worldwide. The Company’s products enable service providers to cost-effectively and easily transition their existing fiber optic network into a network infrastructure that can provision, manage and deliver economic, high-bandwidth services to their customers. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Actual results or events could differ materially from those stated or implied in forward-looking statements, including statements as to the nature and scope of the internal investigation, the impact of investigation findings on current and prior periods, Sycamore’s results of operation for the period ended April 30, 2005 and the timing of the release of financial results for such period. The forward-looking statements contained herein involve risks and uncertainties and actual results may differ significantly. These risks and uncertainties include, but are not limited to, additional actions and findings which may result from the Audit Committee’s internal investigation. Further, there can be no assurance concerning the results of the internal investigation, the timing of the filing of the Company’s Form 10-Q for the period ended April 30, 2005, the timing of the release of the financial results for such period or the impact of investigation results on any previously-issued financial results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.